Exhibit 10.11
EXECUTIVE EMPLOYMENT AGREEMENT
          I, Frank C. Ingriselli, agree to the terms and conditions of employment with Inner Mongolia Production Company LLC (“Company”) set forth in this Employment Agreement (“Agreement”). This Agreement supercedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.
     1. Nature of Employment Relationship. My employment under this Agreement commenced on September 29, 2006, and shall continue for an indefinite period until terminated by either the Company or me as provided in Section 5 of this Agreement, in which case I will be entitled to the compensation specified in that Section.
     2. Nature of Duties. I shall be the Company’s Manager, President and Chief Executive Officer. As such, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with this position, including day-to-day operational control of the Company. I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time. Notwithstanding the foregoing, it shall not be a violation of this Agreement for me (A) at any time to (i) serve as an officer or director of the entities set forth on Schedule A hereto, (ii) serve on corporate, civic or charitable boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iv) manage personal investments, so long as such activities do not significantly interfere with the performance of my responsibilities as an officer of the Company in accordance with this Agreement and (B) until a Change of Control, to provide services to other entities, including the entities set forth on Schedule A, with respect to energy related ventures and, in particular, the Company acknowledges that I may participate in the energy related businesses currently conducted or to be conducted by GVEST Inc. and Sunrise Energy Asia Inc., including, without limitation, presenting or introducing opportunities and transactions to such entities, as well as working on, managing or consummating such opportunities and transactions, that may be appropriate business opportunities for the Company or may be competitive in nature with the Company or its operations. Promptly following execution hereof, the Board shall ratify and approve the Company’s waiver of any current or future obligations I may have to the Company to present corporate opportunities to solely the Company rather than to GVEST Inc. or Sunrise Energy Asia Inc.
     3. Place of Performance. I shall be based in either California or New York, at my option, except for required travel on the Company’s business.
     4. Compensation and Related Matters.
          (a) Base Salary. The Company shall pay me a base salary at an annual rate of three hundred fifty thousand dollars ($350,000). My base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to Company executives. I will be eligible for pay increases as determined by the Company’s Board of Managers (the “Board”). Any increase to the abovementioned base salary will be considered the new base salary. The salary as specified above shall commence on the first day of the month following the date the minimum subscription condition as outlined and defined in the private placement memorandum being considered by the Company and Advanced Drilling Services LLC is satisfied. Until the commencement of such new salary, my base salary shall be as specified in the consulting Agreement dated November 8, 2005 (as amended) and signed between myself and the Company.
          (b) Bonuses and Long Term Incentive Compensation. I will be eligible for bonus compensation in an amount to be determined by the Board based on the Company’s achievement of financial performance and other objectives established by the Board each year. In addition, I will be eligible for long-term incentive compensation, such as additional options to purchase shares of the Company’s membership Units (as defined in the Company’s Operating Agreement), on such terms as established by the Board. Notwithstanding the foregoing, the Company will pay me an annual bonus of between twenty percent (20%) and forty percent (40%) of my base salary (the “Annual Target Bonus”) based upon my performance as determined by the Board, which bonus shall be payable within 30 days of the end of each fiscal year, commencing for the 2007 fiscal year. Any bonus payable for 2006, shall be at the discretion of the Board. Notwithstanding the foregoing, the Annual Target Bonus paid may be less, as approved by the Board, based on my performance and the performance of the Company.
          (c) Equity Options. Upon the commencement of my employment under this Agreement, I will be granted an option (“Option”) to purchase 20,000 Class A Units, as such term is defined in the Company’s Operating Agreement, at $9.50 per Class A Unit; I shall become vested in the right to exercise this Option with respect to 40% of the Class A Units on the first anniversary of the Option grant and an additional 20% of the Class A Units on each subsequent anniversary of the Option grant for the next three years of employment; provided, that additional vesting shall terminate upon the date of any termination of my employment under this Agreement for Cause or with Good Reason and all vesting shall be accelerated upon any termination of my employment under this Agreement without Cause, without Good Reason or upon my Death or Disability (each as defined below). The Option shall expire on the tenth anniversary of the Option grant date. The Option shall be subject to all additional terms of the option agreement between me and the Company evidencing the Option, if any. I shall also be eligible to receive such additional option or Unit awards as may be approved by the Board from time to time.
          (d) Standard Benefits. During my employment, I (and my family) shall be entitled to participate in all employee benefit plans and programs, including, without limitation, savings and retirement plans, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance, to the same extent generally available to Company executives and their families, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.
          (e) Vacation. I shall be entitled to paid vacation to the same extent generally available to Company executives in accordance with Company policy, but not less than four weeks vacation per annum.

          (f) Fringe Benefits. I shall be entitled to participate in all fringe benefits and perquisites available to Company executives in accordance with Company policy.
          (g) Expense Reimbursement. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company. Notwithstanding the foregoing, I shall be entitled to travel in business class, or first class if business class is not available, on all flights taken within a 48 hour period with a scheduled aggregate duration of over 5 hours.
          (h) Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in my receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me a substitute for it.
     5. Termination.
          (a) Rights and Duties. If my employment is terminated, I shall be entitled to the amounts or benefits shown in the applicable row in the following table, subject to the balance of this Section 5. The Company and I shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 14, my confidentiality and other obligations to the Company, and our mutual arbitration obligations under Section 8, or as set forth in any agreement I subsequently enter into with the Company.

DISCHARGE FOR CAUSE
Payment or provision when due of (1) any unpaid base salary, expense reimbursements, and vacation days accrued but not used prior to termination of employment, and (2) other unpaid vested amounts or benefits under Company compensation, incentive and benefit plans.

DISABILITY
Same as for “Discharge for Cause,” EXCEPT that I also shall be potentially eligible for disability benefits under any Company-provided disability plan in which I then participate, and if no such plan is then provided, in exchange for my execution of a general release document in a form provided by and reasonably acceptable to the Company, my base salary payments at my annual salary rate at the time, but not my employment, shall continue for 12 months. In addition, I shall be entitled to accelerated vesting of all equity options I have been granted that, as of the date of such disability, remain unexercised and unvested, to the extent permissible by law.

DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY	Same as for “Discharge for Cause,” EXCEPT that, in exchange for my execution of a general release document in a form provided by and reasonably acceptable to the Company;

     (1) the Company shall pay me, within 30 days after the date of discharge, an amount equal to the product of (A) my Annual Target Bonus established by the Board for the year of such discharge, or if no such target annual bonus has been established, the Annual Target Bonus for the preceding year or thirty percent (30%) of my base salary, whichever is greater, and (B) a fraction, the numerator of which is the number of days in the current calendar year through the date of discharge and the denominator of which is 365;

     (2) (A) my base salary payments at my annual salary rate at the time, but not my employment, shall, where there has been no Change In Control (as defined below), continue for 36 months, or (B) where there has been a Change in Control in the preceding one (1) year, the Company shall pay me, within 30 days after the date of discharge, an amount equal to the sum of my base salary for 48 months;

     (3) I will be entitled to accelerated vesting of all equity options I have been granted that, as of the date of such discharge Other Than for Cause, remain unexercised and unvested, to the extent permissible by law; and

     (4) for 36 months, or where there has been a Change in Control in the preceding one (1) year, for 48 months, following such discharge the Company shall continue to me and/or my family all benefits described in Section 4(d) above at least equal to those then provided to peer executives or, if more favorable, as in effect at any time thereafter with respect to peer executives; provided that if I become reemployed with another employer and am eligible for any of such benefits under such new employer’s plan or plans, the benefits described herein shall be secondary to those provided to my new employer.

RESIGNATION WITHOUT GOOD REASON	Same as for “Discharge for Cause.”

RESIGNATION WITH GOOD REASON	Same as for “Discharge Other Than for Cause or Disability.”

DEATH	Same as for “Disability,” EXCEPT that payments shall be made to the person or entity prescribed by me or Company policies.
          (b) Change in Control. “Change in Control” means (i) the acquisition of more than 50% of the outstanding voting securities of the Company by an individual person or an entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transactions; (ii) a merger or consolidation of the Company with or into another entity after which the Members of the Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entities; or (iii) a sale of all or substantially all of the assets of the Company.
          (c) Discharge for Cause. The Company may terminate my employment at any time if it believes in good faith that it has Cause to terminate me. “Cause” shall include, but not be limited to:
               (i) my refusal to follow lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and a reasonable opportunity to cure it;
               (ii) my willful and continued failure to substantially comply with any material Company policy;
               (iii) conviction of a felony or the entering of a plea of nolo contender to a felony, in either case having significant adverse effect on the business and affairs of the Company; or
               (iv) my accepting a position with another business enterprise or venture without the Company’s written consent at any time before I have resigned from the Company or been discharged.
No act or failure to act on my part will be considered “willful” unless it is done, or omitted to be done, by me in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. If I am discharged for Cause, I will only receive the benefits to which I am entitled under Section 5(a).
          (d) Termination for Disability. The Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. “Disability” means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period, or is likely to do so, as certified by a physician selected by the Company or the Board.
          (e) Discharge Other Than for Cause or Disability. The Company may terminate my employment at any time for any reason, and without advance written notice, and I will receive the same benefits as specified for “Discharge for Cause” in Section 5(a), above. If I am terminated by the Company other than for Cause or for Disability, I will receive the payments described for a no Cause discharge in the chart in Section 5(a) only if I sign a general release form furnished to me by the Company within 60 days after my employment ends, and I do not thereafter properly revoke the release, if it provides for revocation.
          (f) Resignation. I may resign my employment with or without “Good Reason” at any time. If I provide notice, the Company may advance the effective date of my resignation if it does not need the amount of notice I provide. If I resign without Good Reason, I will receive the same payments as a “Discharge for Cause,” as described in the chart in Section 5(a). If I resign with Good Reason, I will receive the same payments as a “Discharge Other Than for Cause or Disability,” described in the chart in Section 5(a), if I sign a general release form furnished to me by the Company and I do not thereafter properly revoke the release, if it provides for revocation. Following a Change of Control, my determination that an act or failure to act constitutes Good Reason shall be conclusively presumed to be valid unless such determination is decided to be unreasonable by an arbitrator pursuant to Section 5 hereof. “Good Reason” means that, without my express written consent, one or more of the following events occurred after I sign this Agreement:
               (i) Demotion. My duties or responsibilities are substantially and adversely diminished from those in effect immediately before the change in my position, other than merely as a result of the Company ceasing to be a public company, a change in my title, or my transfer to an affiliated company that assumes this Agreement.
               (ii) Salary Reduction. My annual base salary is reduced, other than as part of across-the-board salary reductions affecting all executives of similar status employed by the Company or any entity in control of the Company.
               (iii) Discontinuance of Compensation Plan Participation. The Company fails to continue, or continue my participation in, any compensation plan in which I participated immediately before the event causing my resignation, which discontinuance is material to my total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to me than the plan in effect immediately before the event causing my resignation, both as to the benefits I receive and my level of participation relative to other participants.
               (iv) Successors to the Company. Any failure of the Company to comply with Section 12 of this Agreement.
               (v) Breach of this Agreement. Any other material breach of this Agreement by the Company that is either not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from me.
However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) I do not terminate employment within 45 days after the event occurs; (ii) before I terminate employment, the Company reverses the action or cures the default that constitutes Good Reason within 10 days after I notify it in writing that Good Reason exists; or (iii) I was a primary instigator of the Good Reason event and the circumstances make it inappropriate for me to receive Good Reason resignation benefits under this Agreement (e.g., I agree temporarily to relinquish my position on the occurrence of a merger transaction I negotiate).
          (g) Death. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made.
          (h) Transfers to Affiliates or Successors. My transfer to an affiliate or successor of the Company shall not be deemed a termination of my employment under this Agreement, unless the affiliate or successor refuses to assume this Agreement, in which case I will receive the continued salary payments described in Section 5(a) for “Discharge Other Than for Cause or Disability,” if I sign a general release form provided to me by the Company and I do not thereafter properly revoke the release, if it provides for revocation.
          (i) Offset. Any amounts payable to me under this Section 5 shall first be offset against any amounts I owe the Company at the time of termination.
     6. Confidentiality. I acknowledge that I currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans and business methods of the Company (“Confidential Information”).
          (a) Promise Not to Disclose. I promise never to use or disclose any Confidential Information before it has become generally known within the industry through no fault of my own. I agree that this promise shall never expire.
          (b) Promise Not to Solicit. To prevent me from inevitably breaking this promise, I further agree that, while this Agreement is in effect and for 24 months after its termination: (i) as to any customer or supplier of the Company with whom I had dealings or about whom I acquired Confidential Information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of the Company.
          (c) Promise Not to Engage in Certain Employment. I agree that, while this Agreement is in effect and for 24 months after its termination, I will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of my duties in such employment would inevitably require me to reveal or utilize Confidential Information, as reasonably determined by the Board.
          (d) Return of Information. When my employment with the Company ends, I will promptly deliver to the Company, or, at its written instruction, will destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of such materials, of or pertaining to the Company or any of its affiliated entities which are in my possession or control. In addition, during my employment with the Company, and thereafter, I agree to meet with Company personnel as reasonably requested by the Board, and, based on knowledge or insights I gained during my employment with the Company, answer any question they may have related to the Company’s business and operations.
          (e) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during my employment with the Company, except intellectual property that has no relation to the Company or any of its customers that I developed purely on my own time and at my own expense, shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title and interest in any such intellectual property to the Company.
          (f) Enforcement of this Section. This Section shall survive the termination of this Agreement for any reason. I acknowledge that (i) my services are of a special, unique and extraordinary character and it would be very difficult and impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interest, (iii) this Section’s restrictions will not prevent me from earning or seeking a livelihood, (iv) this Section’s restrictions shall apply wherever permitted by law, and (v) my violation of any of this Section’s terms would irreparably harm the Company. Accordingly, I agree that, if I violate any of the provisions of this Section the Company or any of its affiliated entities shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.
     7. Notice.
          (a) To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

If Mailed:	Inner Mongolia Production Company LLC Attn: President 75 South Broadway White Plains, New York 10601

If Faxed:	Inner Mongolia Production Company LLC Attn: President Fax: 914-304-4077 Tel.: 914-304-4076
          (b) To Me. All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.
          (c) Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this Section.
     8. Arbitration of Disputes. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and me, we each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as we agree upon, and the law of the State of California. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator, unless I initiate the claim, in which case I will contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California. The Company and I agree that this promise to arbitrate covers any disputes that the Company may have against me, or that I may have against the Company and/or its related entities and/or their owners, directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; discrimination, harassment or retaliation in violation of any federal, state or local law; and any other aspect of my compensation, training, or employment. The Company and I further agree that arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Company and I also agree that any such arbitration shall be conducted in San Francisco, California, unless otherwise mutually agreed.
     9. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by me and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
     10. Interpretation and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California’s jurisdiction.
     11. Department of Homeland Security Verification Requirement. I agree to timely file all documents required by the Department of Homeland Security to verify my identity and lawful employment in the United States. Notwithstanding any other provision of this Agreement, if I fail to meet any such requirements promptly after receiving a written request from the Company to do so, I agree that my employment shall terminate immediately and that I shall not be entitled to any compensation from the Company of any type.
     12. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a “Successor”) to assume expressly and agree to perform this Agreement and the Indemnification Agreement (defined below) in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the successor and any reference to the “Board” in this Agreement shall be deemed to be a reference to the board of directors or managers of the successor. The Company will also require any Successor to either (i) assume each outstanding equity option granted to me pursuant to Section 4(c) or the Company’s equity incentive plan, with appropriate adjustment of (a) the amount of equity securities of the Successor available for purchase under the Option as assumed and (b) the exercise price thereof, in each case to reflect the price per Class A Unit or rate of conversion of the Successor’s equity for Class A Units in any such succession, as the case may be, or (ii) grant to me substantially similar awards/options to purchase equity securities of the Successor.
     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. Indemnification/Insurance. The Company shall obtain and maintain Directors and Officers Insurance in order to hold me harmless from any criminal or civil litigation arising from the performance of my duties and responsibilities on behalf of the Company; provided, that if I am terminated for Cause, such insurance coverage shall not apply to the action or actions that materially supported the termination for Cause. The duration of such insurance shall include my term of employment and a period consistent with standard industry practice for similarly-situated development stage companies following the termination of my employment pursuant to Section 5 above. In addition, the Company shall provide corporate indemnification to me pursuant to the terms of the Indemnification Agreement by and between me and the Company, dated September 29, 2006, as amended (the “Indemnification Agreement”).

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
     16. Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date: September 29, 2006	/s/ Frank C. Ingriselli
Frank C. Ingriselli

INNER MONGOLIA PRODUCTION COMPANY LLC
Date: September 29, 2006	By:	/s/ Stephen F. Groth
Its: VP and CFO

Schedule A
Eurasia Foundation
Electric Drive Transportation Association
General Energy Technologies Inc.
Electra Industrial Ltda.
The Angelino Group
GVEST Inc.
Sunrise Energy Asia Inc.